Exhibit 10.3

SERVICE AGREEMENT

DATED 1 July, 2004

CYCLACEL GROUP PLC

and

SPIRO ROMBOTIS

London

CONTENTS

Clause

1.	Interpretation
2.	Appointment and Duration
3.	Executive’s Duties
4.	Place of Performance
5.	Salary
6.	Bonus
7.	Expenses
8.	Car
9.	Pensions
10.	Insurances
11.	Medical and Sickness
12.	Holidays
13.	Confidential Information
14.	Gratuities
15.	Codes of Conduct
16.	Termination of Appointment
17.	Protective Covenants
18.	Intellectual Property
19.	Reconstructions
20.	General
21.	Governing Law
22.	Other Documents
23.	Third Party Rights

Schedule

1.	Statement of Employment Particulars

THIS AGREEMENT is made on 1 July, 2004

BETWEEN:

(1)                                  CYCLACEL GROUP PLC (registered number 5090795) whose registered office is at 6-8 Underwood Street, London N1 7JQ (the Company); and

(2)                                  Spiro Rombotis of 2 Waterford House, 100 Kensington Park Road, London, W11 2PJ (the Executive).

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 In this agreement:

Associated Company means:

(a)                                  a company which is not a Subsidiary of the Company but whose issued equity share capital (as defined in section 744 of the Companies Act 1985) is owned as to at least 20 per cent. by the Company or one of its Subsidiaries; and

(b)                                 a Subsidiary of a company within (a) above;

Board means the directors of the Company present at a duly convened and quorate meeting of the directors or of a committee of the directors duly appointed for the purpose in question;

Commencement Date means the date of admission of the Company to the London Stock Exchange;

Group means the Company, its Subsidiaries and Associated Companies for the time being (including the Company), and Group Company means any one of them;

Recognised Investment Exchange means a relevant EEA market as defined in, or a market established under, the rules of any investment exchange specified in Schedule 3 to the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001;

Subsidiary means a subsidiary within the meaning of section 736 of the Companies Act 1985; and

Working Day means a day other than a Saturday, Sunday or bank or other public holiday in England.

1.2                                 References in this agreement to a person include a body corporate and an unincorporated association of persons, and references to a company include any body corporate.

1.3                                 Any reference in this agreement to a statutory provision includes any statutory modification or re-enactment of it for the time being in force.

1.4                                 Subclauses 1.1 to 1.3 above apply unless the contrary intention appears.

1.5                                 The headings in this agreement do not affect its interpretation.

1.6                                 Where appropriate, references to the Executive include his personal representatives.

1.7                                 The terms set out in the Schedule in accordance with the requirements of the Employment Rights Act 1996 form part of this agreement.

2.                                      APPOINTMENT AND DURATION

2.1                                 The Company will continue to employ the Executive and the Executive will continue to serve the Company as its full time Chief Executive Officer and a Director of the Company, or in such other capacity within the Group as may be agreed between the Executive and the Company from time to time, for the period and on the terms set out in this agreement (the Appointment).

2.2                                 The Appointment shall commence on the Commencement Date and, unless previously terminated in accordance with this agreement, will continue until terminated by either party giving to the other party not less than 12 months’ notice in writing. For the avoidance of doubt the Executive’s continuous employment is specified in the Schedule to this agreement.

2.3                                 Unless previously terminated in accordance with this agreement, the Appointment will automatically terminate at the end of the day on which the Executive attains the age of 65.

3.                                      EXECUTIVE’S DUTIES

3.1                                 The Executive must use his best endeavours to promote and protect the interests of the Group and must not do anything which is harmful to those interests.  The Executive must diligently and faithfully perform such duties and exercise such powers as may from time to time be assigned to or vested in him in relation to the conduct and management of the affairs of the Group by the Board.  The Executive must comply with all proper instructions of the Board.

3.2                                 At any time during any period of notice of termination served in accordance hereunder (whether given by the Company or the Executive), or where the Company suspects that the Executive has committed any of the offences set out in Clause 16.1 below, the Board may suspend all or any of the Executive’s duties and powers for such periods and on such terms as it considers expedient and this may include a term that the Executive must stay away from all or any of the Company’s premises and/or will not be provided with any work and/or will have no business contact with all or any of the Group’s agents, employees, customers, clients, distributors and suppliers.  During any period of suspension the Appointment will continue and the Executive will continue to be bound by his obligations under this agreement.

3.3                                 The Executive must give to the Board such information regarding the affairs of the Group as it shall reasonably require.

3.4                                 The Executive must (unless prevented by ill-health or accident or otherwise directed by the Board) devote the whole of his time during normal business hours to the duties of the Appointment and such additional time as is necessary for the proper fulfilment of those duties.

3.5                                 The Executive must not accept any appointment to any office in relation to any body, whether corporate or not (other than a Group Company) or directly or indirectly be interested in any manner in any other business except:

(a)                                  as holder or beneficial owner (for investment purposes only) of any class of securities in a company if those securities are listed or dealt in on a Recognised Investment Exchange and if the Executive (together with his spouse, children, parents and parents’ issue) neither holds nor is beneficially interested in more than three per cent. of the securities of that class; or

(b)                                 with the consent in writing of the Company which shall not be unreasonably withheld but which may be given subject to any terms which the Company requires.

3.6                                 The Executive must not resign as a director of the Company except at the request or direction of the Board.

4.                                      PLACE OF PERFORMANCE

4.1                                 The Executive’s normal place of work shall initially be the Company’s premises in Dundee but the Company may from time to time require the Executive to change his normal place of work to such other places within the United Kingdom as it may decide.

4.2                                 The Executive may at the reasonable request of the Board be required to travel aboard.

4.3                                 If the Company requires the Executive to relocate from the Dundee area, it will reimburse the Executive for his reasonable removal and other expenses, provided that the Executive has received the prior approval of the Board to such expenses.

5.                                      SALARY

5.1                                 The Company will pay to the Executive a salary at the rate of £210,000 per annum.  The salary will accrue from day to day during the continuance of the Appointment and will be payable by equal instalments in arrears on or about the 28th day of each calendar month inclusive of any fees receivable by the Executive as a director of any Group Company.

5.2                                 The Executive’s salary will be reviewed by the Company’s Remuneration Committee at least once every year.  The Company has no obligation to increase the Executive’s salary and accordingly at the review the Company’s Remuneration Committee may in its absolute discretion maintain the then existing level of salary or increase it by an amount and subject to any terms as it may in its absolute discretion decide.  The Company must not reduce the Executive’s salary without his prior written consent.

6.                                      BONUS

The Remuneration Committee of the Company may in its absolute discretion award to the Executive an annual bonus to reflect his performance and the financial performance of the Group.

7.                                      EXPENSES

The Company will reimburse the Executive (on production of such evidence as it may reasonably require) the amount of all travelling and other expenses properly and reasonably incurred by him in the discharge of his duties.

8.                                      CAR

8.1                                 Subject to the Executive holding a current driving licence for motor cars valid in the United Kingdom, the Company will provide the Executive with an annual car allowance of £9,000, such allowance to be paid monthly, in arrears.

8.2                                 The Executive must inform the Company immediately if he is disqualified from holding a driving licence or if any other charges of driving offences are made against the Executive and this Clause may not apply during any period of disqualification.

9.                                      PENSIONS

The Executive is eligible to participate in the Company’s Group Personal Pension Scheme (the Scheme) subject to the rules of the Scheme as may be in force from time to time.  The terms of the Scheme provide for matched individual contribution up to a maximum of six per cent. of salary, subject to the maximum statutory allowance.

10.                               INSURANCES

10.1                           The Executive is entitled to membership of the following schemes (each referred to below as an insurance scheme):

(a)                                  a medical expenses insurance scheme providing cover for the Executive (and his spouse and dependent children under 18 years of age) as the Company may from time to time notify to him;

(b)                                 a salary continuance on a permanent health insurance scheme providing cover for the Executive as the Company may from time to time notify to him; and

(c)                                  a life insurance scheme under which a lump sum benefit shall be payable on the Executive’s death while the Appointment continues; the benefit will be paid to such dependants of the Executive or other beneficiary as the trustees of the scheme select at their discretion, after considering any beneficiaries identified by the Executive in any expression of his wishes delivered to the trustees before his death.  The benefit is equal to 4 times the Executive’s basic annual salary at his death.

10.2                           Benefits under any insurance scheme are subject to the rules of the scheme and the terms of any applicable insurance policy and are conditional on the Executive complying with and satisfying any applicable requirements of the insurer.  Copies of these rules and policies and particulars of the requirements (when notified to the Company) will be provided to the Executive on request.  The Company will not have any liability to pay any benefit to the Executive under any insurance scheme unless it receives payment of the benefit from the insurer.

10.3                           Any insurance scheme which is provided for the Executive is also subject to the Company’s right to alter the cover provided or any term of the scheme or to cease to provide (without replacement) the scheme at any time if in the reasonable opinion of the Board the state of health of the Executive is or becomes such that the Company is unable to insure the benefits under the scheme at the normal premiums applicable to a person of the Executive’s age.

10.4                           The Company will indemnify you out of the assets of the Company against any liability incurred by you in respect of any negligence, default, breach of duty or breach of trust in relation to the Company provided that:

(i)                                     in defending any proceedings relating to the relevant liability (whether civil or criminal) judgment is given in your favour or you are acquitted; or

(ii)                                  the liability is in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) of the Companies Act 1985 in which relief is granted to you by the court.

10.5                           During the Executive’s employment hereunder the Company will maintain, for the benefit of the Executive, a policy of Directors and Officers liability insurance.

11.                               MEDICAL AND SICKNESS

11.1                           If the Executive is unable to come to work for any reason and his absence has not previously been authorised by the Company the Executive must inform the Company immediately and keep the Company informed.  The Executive must confirm the reasons for his absence in writing as soon as practicable.

11.2                           Following the Executive’s return to work after a period of absence due to sickness or injury of seven calendar days or less he will be obliged to complete a self-certification form.  These forms will be retained by the Company for its records.

11.3                           If the Executive is absent from work due to sickness or injury for more than seven calendar days (including weekends) he must provide the Company with a medical certificate by the eighth day of sickness or injury.  The Executive must provide medical certificates to the Company to cover any further absence.

11.4                           The Company may at any time require the Executive to be examined by a medical adviser nominated by the Company.  The Executive consents to the medical adviser disclosing the results of the examination to the Company and will provide the Company with formal consents as may be necessary for this purpose.

11.5                           Provided the Executive complies with the requirements in Subclauses 11.1, 11.2 and 11.3 above, he will be paid his full basic salary during any period of absence from work due to sickness or injury not exceeding 26 weeks in any period of 36 consecutive months or due to one cause. No payment of salary will be made in respect of any subsequent period of absence but, if the Executive is eligible, benefits may be payable under the insurance scheme referred to in Subclause 10.1(b).

11.6                           The Executive’s salary during any period of absence due to sickness or injury will be inclusive of any statutory sick pay to which he is entitled and the Company may deduct from his salary the amount of any social security benefits and any benefits under any insurance scheme referred to in Clause 10 that he may be entitled to receive.

11.7                           If the Executive is incapable of performing his duties by reason of injury sustained wholly or partly as a result of negligence, nuisance or breach of any statutory duty on the part of a third party and the Executive recovers an amount by way of compensation for loss of earnings from that third party, he will pay to the Company a sum equal to the amount recovered or, if less, the amount paid to him by the Company under Subclause 11.5 above in respect of the relevant period of absence as a result of that injury.

12.                               HOLIDAYS

12.1                           The Company’s holiday year runs from 1st January to 31st December (Holiday Year).  The Executive is entitled to 25 Working Days’ holiday, plus such statutory or public holidays as the Company may specify each year, with pay in every Holiday Year at times convenient to the Company.

12.2                           Any entitlement to holiday remaining at the end of a Holiday Year will lapse except in exceptional circumstances and with the prior written approve of the Remuneration Committee.

12.3                           The Company reserves the right to require the Executive to take any outstanding holiday during any period of notice of termination of the Appointment (whether given by the Company or the Executive) or to make a payment in lieu of that outstanding holiday.

12.4                           The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata throughout each Holiday Year (on the basis of a year of 261 Working Days, disregarding fractions of days).

13.                               CONFIDENTIAL INFORMATION

13.1                           The Executive must not make use of or divulge to any person, and must use his best endeavours to prevent the use, publication or disclosure of, any information of a confidential or secret nature:

(a)                                  concerning the business of the Company or any Group Company and which comes to his knowledge during the course of or in connection with his employment or his holding any office within the Group from any source within the Company or any Group Company; or

(b)                                 concerning the business of any person having dealings with the Company or any Group Company and which is obtained directly or indirectly in circumstances in which the Company or any Group Company is subject to a duty of confidentiality in relation to that information.

For the purposes of Subclause (a) above, information of a confidential or secret nature includes but is not limited to all and any information about business plans, maturing new business opportunities, research and development projects, product formulae, processes, inventions, designs, discoveries or know-how, sales statistics, marketing surveys and plans, costs, prices and discount structures, the names, addresses and contact details of customers and potential customers or suppliers and potential suppliers (whether or not recorded in writing or on computer disk or tape) which the Company or any Group Company treats as confidential.

13.2                           This Clause does not apply to information which:

(a)                                  is used or disclosed in the proper performance of the Executive’s duties or with the prior written consent of the Company or any Group Company; or

(b)                                 is or comes to be in the public domain (except as a result of a breach of the Executive’s obligations under Subclause 13.1); or

(c)                                  is ordered to be disclosed by a court of competent jurisdiction or otherwise required to be disclosed by law.

13.3                           This Clause continues to apply after the termination of the Appointment (whether terminated lawfully or not) without limit of time.

13.4                           Each of the restrictions in each Clause or Subclause above will be enforceable independently of each of the others and its validity will not be affected if any of the others is invalid.  If any of those restrictions is void but would be valid if some part of the restriction were deleted, the restriction in question will apply with such modification as may be necessary to make it valid.

13.5                           The obligations under this Clause 13 are in addition to those obligations of confidentiality contained in the Cyclacel Standard Terms and Conditions of Employment which, for the avoidance of doubt, form part of the Executive’s terms and conditions of employment.

14.                               GRATUITIES

The Executive must not directly or indirectly accept any commission, rebate, discount or gratuity, in cash or in kind, from any person who has or is likely to have a business relationship with any Group Company.

15.                               CODES OF CONDUCT

The Executive must comply with all codes of conduct from time to time adopted by the Board and with all applicable rules and regulations of the London Stock Exchange and any other relevant regulatory body including (without limitation) the Stock Exchange’s model code on directors dealings in securities and the FSA Code of Market Conduct.

16.                               TERMINATION OF APPOINTMENT

16.1                           If the Executive:

(a)                                  is guilty of any serious or repeated breach of his obligations under this agreement and any consent granted under it (including neglecting to diligently discharge his duties); or

(b)                                 is guilty of serious misconduct or any other conduct which affects or is likely materially prejudice the interests of the Company or the Group or is convicted of an arrestable offence (other than a road traffic offence for which a non-custodial penalty is imposed); or

(c)                                  becomes bankrupt or makes any arrangement or composition with his creditors; or

(d)                                 is disqualified from being a director of any company by reason of an order made by any competent court; or

(e)                                  resigns as a director without the prior consent of the Board; or

(f)                                    is guilty of any material breach or non-observance of any code of conduct, rule or regulation referred to in Clause 15 or fails or ceases to be registered (where such registration is, in the reasonable opinion of the Board, necessary for the performance of his duties) by any regulatory body in the United Kingdom or elsewhere, the Company may (whether or not any notice of termination has been given under Subclause 2.2) by written notice to the Executive terminate the Appointment with immediate effect.

16.2                           The Company may at any time (whether or not any notice of termination has been given under Subclause 2.2) terminate the Appointment with immediate effect by giving notice in writing to the other party on terms that the Company will pay to the Executive, in lieu of notice under Subclause 2.2, a sum equal to the salary and the value of contractual benefits in respect of that part of the period of notice in Clause 2.2 which the Company has not given the Executive..  If the Executive is paid salary and benefits in lieu of notice he will not be entitled to any additional payment in respect of holiday or bonus which he would otherwise have accrued during the notice period or the remainder of the notice period.

16.3                           If the Appointment is terminated in accordance with Clause 16.2 above, on or before the first anniversary of this agreement and the Executive has not secured alternative employment reasonably suitable to his abilities and experience despite his best endeavours to do so at the end of the period which the Company has paid for under Clause 16.2, the Company will continue to pay the Executive twelve monthly payments equivalent to one twelfth of his annual salary and benefits as at the date of termination of his employment.

16.4                           Clause 3.2 allows the Company to suspend any of the Executive’s duties and powers during any period after notice of termination of the Appointment has been given by the Company or the Executive.  In particular, the Company may exercise this right where the Executive leaves the Company’s employment in circumstances where it is reasonable for the Company to believe that he is or is about to become concerned in a business, carried on, or about to commence, which is, or is likely to be, competitive with any part of the business of any Group Company with which the Executive was engaged or concerned in the 12 months before the suspension started.  In addition or alternatively, the Company may during the whole or any part of such period of notice require the Executive to perform duties (including any modified duties arising from an exercise by the Company of its rights under Subclause 3.2) at such locations as the Company may reasonably require consistent with Clause 4.  Throughout any such period of suspension the Executive’s salary and other benefits to which he is entitled under this agreement shall continue to be paid or provided by the Company.  At any time during such period the Executive will, at the request of the Board, immediately resign, without claim for compensation, his office as a director of the Company and any directorship or other office held by him in any Group Company.

16.5                           On the termination of the Appointment in any way (whether lawfully or otherwise) or on either party giving notice to terminate the Appointment or on the Company exercising its right of suspension as mentioned in Subclause 16.4, the Executive will at the request of the Board immediately:

(a)                                  resign all offices held by him in any Group Company (without prejudice to the rights of any party arising out of this agreement or the termination of the Appointment);

(b)                                 deliver to the Company all other property in his possession, custody or under his control belonging to any Group Company including (but not limited to) computer equipment, mobile phones, any electrical equipment supplied to the Executive during the course of his employment, business cards, credit and charge cards, security and computer passes, original and copy documents or other media on which information is held in his possession relating to the business or affairs of any Group Company; and

(c)                                  transfer (without payment) to the Company (or as the Company may direct) any qualifying or nominee shares provided by it or any third party in any Group Company to him.

16.6                           With effect from the date of termination of the Appointment, all the rights and obligations of the parties under this agreement will cease except for those which are expressed to continue after that date and except in relation to any breach of any provision of this agreement before that date.  Termination of the Appointment will not prejudice any other rights of the Company or the Executive.

16.7                           If the Executive’s remuneration falls to be assessed for the purpose of calculating compensation or damages for breach of this agreement, the parties acknowledge and agree that he has no right to or legitimate expectation of any future increase in remuneration or any future payment of a bonus.

16.8                           If during the Appointment or during the period in which any of the restrictions in this Clause operate after the Termination Date, any person makes any offer to the Executive of employment or of a contract for services or of consultancy or any other contract which would or might involve the Executive in being in breach of any of those restrictions, the Executive must bring the terms of this Clause to the attention of that person.

16.9                           If during the Appointment the Executive is granted participation in a share option or share incentive scheme, any extinction or curtailment of any rights or benefits under the scheme by reason of any transfer of his employment or its termination, howsoever arising, will not form part of any claim for damages for breach of this agreement or compensation under any statutory provision.  The effect of any such transfer, suspension or termination on the Executive’s rights or benefits under the scheme will be determined in accordance with the rules, terms and conditions of the scheme and not in accordance with the provisions (other than this Subclause) of this agreement.

17.                               PROTECTIVE COVENANTS

17.1                           In this Clause:

(a)                                  Relevant Period means the period of 12 months ending on the Termination Date;

(b)                                 Relevant Business means a business in any country operating in the field of cell cycle therapeutics.  For the avoidance of doubt, the Relevant Business includes not only the cell cycle therapeutic area of oncology but all other cell cycle therapeutic fields that the Company or another Group Company is involved in on the Termination Date;

(c)                                  Termination Date means the date on which the Appointment terminates; and

(d)                                 references to the Company or another Group Company include its successors in business if the succession occurs after the Termination Date.

17.2                           The Executive covenants with the Company that he will not for a period of 12 months after the Termination Date be concerned in any Relevant Business.  For this purpose, the Executive is concerned in a Relevant Business if:

(a)                                  he carries it on as principal or agent; or

(b)                                 he is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the business; or

(c)                                  he has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the business,

disregarding any financial interest of a person in securities which are listed or dealt in on any Recognised Investment Exchange if that person, the Executive and any person connected with him (within the meaning of section 839 of the Income and Corporation Taxes Act 1988) are interested in securities which amount to less than three per cent. of the issued securities of that class and which, in all circumstances, carry less than three per cent. of the voting rights (if any) attaching to the issued securities of that class.

If the Company exercises its right to suspend the Executive’s duties and powers under Subclause 16.4 during any period after notice of termination of the Appointment has been given by the Company or the Executive, the aggregate of the period of the suspension and the period after the Termination Date for which the covenant in this Subclause applies will not exceed 12 months and, if the aggregate of the two periods would exceed 12 months, the period after the Termination Date for which the covenant in this Subclause applies will be reduced accordingly.

17.3                           The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date (except on behalf of the Company or any Group Company):

(a)                                  canvass or solicit Relevant Business from any person who has been at any time during the Relevant Period a customer of the Company or any Group Company with whom the Executive was actively involved in the course of his employment during the Relevant Period; or

(b)                                 deal with any such person.

17.4                           The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any supplier of the Company or any Group Company or distributor of the Company’s or any Group Company’s products with whom the Executive was actively involved in the course of his employment during the Relevant Period, to cease to supply, or to restrict or vary the terms of supply to, the Company or any Group Company or to cease to distribute any of the Company’s or any Group Company’s products or restrict or vary the terms of the distributorship or otherwise interfere with the relationship between a supplier or distributor and the Company or any Group Company.

17.5                           The Executive covenants with the Company that he will not directly or indirectly on his own account or on behalf of or in conjunction with any person for a period of 12 months after the Termination Date induce or attempt to induce any employee to whom this Subclause applies to leave the employment of the Company or any Group Company (whether or not this would be a breach of contract by the employee).  This Subclause applies to an employee of the Company or any Group Company with whom the Executive had material dealings in the course of his employment during the Relevant Period and who is employed wholly or mainly in the capacity of a director, a scientist or some other senior role.

17.6                           The covenants in this Clause are for the benefit of the Company itself and as trustee for each other Group Company.

17.7                           Each of the restrictions in each Clause or Subclause above are enforceable independently of each of the others and its validity is not affected if any of the others is invalid.  If any of those restrictions is void but would be valid if some part of the restriction (including part of any of the definitions in Subclause 17.1) were deleted, the restriction in question applies with such modification as may be necessary to make it valid.

17.8                           The Executive acknowledges that his senior position with the Company and any Group Company gives him access to and the benefit of confidential information vital to the continuing business of the Company and any Group Company and influence over and connection with the Company’s customers, suppliers, distributors, agents, employees, workers, consultants and directors and those of any Group Company in or with which the Executive is engaged or in contact and acknowledges and agrees that the provisions of this Clause are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and any Group Company.

17.9                           If any person, during the Appointment or any period during which the covenants in this Clause apply, offers to the Executive any arrangement or contract which might or would cause the Executive to breach any of the covenants, he will notify that person of the terms of this Clause.

18.                               INTELLECTUAL PROPERTY

18.1                           For purposes of this Agreement, the following definitions apply:

(a)                                  Intellectual Property Rights means (i) copyright, patents, know-how, confidential information, database rights, and rights in trademarks and designs (whether registered or unregistered), (ii) applications for registration, and the right to apply for registration, for any of the same, and (iii) all other intellectual property rights and equivalent or similar forms of protection existing anywhere in the world;

(b)                                 IP Materials means all documents, software, photographic or graphic works of any type, and other materials in any medium or format which are created by or on behalf of the Executive in the course of performing his obligations under this agreement and which are protected by or relate to Intellectual Property Rights.

18.2                           To the extent that ownership of Intellectual Property Rights does not vest in the Company by operation of law, the Executive hereby assigns to the Company all Intellectual Property Rights which arise in the course of performing his obligations under this agreement (including all present and future copyright, and copyright revivals and extensions).  This assignment shall take effect upon the creation of each of the Intellectual Property Rights.

18.3                           The Executive agrees to sign all documents and do all other acts which the Company requests (at its expense) to enable the Company to enjoy the full benefit of this Clause.  This includes joining in any application, which may be made by the Company’s sole name for registration of any Intellectual Property Rights (such as a patent, trademark or registered design).

18.4                           The Executive may only use the Intellectual Property Rights and IP Materials to perform his obligations under this Agreement, and shall not disclose any Intellectual Property Rights or IP Materials to any third party without the express prior written consent of the Company.

18.5                           The Executive waives all moral rights in IP Materials to which he would otherwise be entitled under the law of any relevant jurisdiction.

18.6                           The Executive shall immediately transfer to the company all IP Materials in his possession or under his control when this agreement expires or terminates for any reason, or at any time when the Company requests transfer.  No copies or other record of any IP Materials may be retained by the Executive except with the prior written consent of the Company.

18.7                           This Clause shall survive expiry of this agreement, or its termination for any reason.

18.8                           The obligations under this Clause 18 are in addition to those obligations relating to intellectual property contained in the Cyclacel Standard Terms and Conditions of Employment which, for the avoidance of doubt, form part of the Executive’s terms and conditions of employment.

19.                               RECONSTRUCTIONS

If the Company is to be wound up for the purpose of a reconstruction or amalgamation or the Company transfers all or a substantial part of its business to another company and the Company procures that the Executive is offered employment by the reconstructed or amalgamated or transferee company on similar terms to the terms of this agreement for the remainder of the Appointment, the Executive will have no claim against the Company in respect of the termination of his employment under this agreement.

20.                               GENERAL

20.1                           As from the effective date of the Appointment all other agreements or arrangements between the Executive and the Company or any Group Company relating to the employment of the Executive will cease to have effect.  Accordingly, any remuneration or other benefit paid or provided to or for the Executive under any other agreements or arrangements in respect of any periods since that date are deemed to have been received by the Executive on account of the relevant amounts payable or benefits to be provided to him under this agreement.

20.2                           The Executive warrants to the Company that by entering into this agreement and performing his duties under it he will not be in breach of any contract or other obligation binding on him.

21.                               GOVERNING LAW

This agreement is governed by and construed in accordance with English law.

22.                               OTHER DOCUMENTS

22.1                           The following documents have been issued to the Executive and together form the Executive’s Contract of Employment:

(a)                                  Cyclacel’s Standard Terms and Conditions of Employment;

(b)                                 a side letter between the Company and the Executive dated 1 July, 2004 relating to the Executive’s entitlement to a bonus upon the achievement by the Company of a listing on the London Stock Exchange or similar major stock market;

(c)                                  the Company’s Staff Handbook: The contents of section A of the handbook form part of the contracts of employment of the Company’s employees (including the Executive).  For the avoidance of doubt, section B of the handbook provides information as to the Company’s current practices and policies in certain areas but it is not contractually binding;

(d)                                 The Company also operates a redundancy policy and this does apply to the Executive.

22.2                           In the event of any discrepancy between the Executive’s Service Agreement and any of the documents set out in this Clause 22, the Executive’s Service Agreement shall take precedence.

23.                               THIRD PARTY RIGHTS

A person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

AS WITNESS the hands of the Executive and of the duly authorised representatives of the Company on the date which appears first on page 1.

SCHEDULE

STATEMENT OF EMPLOYMENT PARTICULARS

The following constitutes the statement of the particulars of the Executive’s employment issued pursuant to the Employment Rights Act 1996.  The particulars are those which apply on the date of this agreement:

Name of employer - the Company as defined on page 1 above.

Name of employee - the Executive as defined on page 1 above.

Date of commencement of continuous employment - 1st August, 1997

Scale or rate of remuneration or method of calculating remuneration - see Clause 5.1.

Intervals at which remuneration is paid - monthly - see Clause 5.1.

Hours of work - there are no fixed hours of work - see Clause 3.4.  The Executive agrees that Regulations 4(1) and (2), 6(1), (2) and (7), 10(1), 11(1) and (2) and 12(1) of the Working Time Regulations 1998 (48 hour week, night work, rest periods etc.) do not apply to the Appointment.

Holidays (including public holidays) and holiday pay - see Clause 12.  The Company holiday policy applies to the Executive.

Sickness or injury and sick pay - see Clause 11.

Pension - see Clause 9.  A contracting-out certificate within the meaning of Part III of the Pension Schemes Act 1993 is not in force.

Notice - see Clause 2.2.

Job title - Chief Executive Officer.

Place of work - see Clause 4.  The employer’s address is as stated on page 1 above.

Collective agreements - the Company is not a party to any collective agreement which affects the Executive’s employment.

Working overseas - the Executive may be required to work overseas at the reasonable request of the Board.

Grievance procedure - if the Executive is dissatisfied with any disciplinary decision or seeks to redress any grievance relating to his employment, he should raise this in the first instance with the Company Chairman.  If the matter is not satisfactorily resolved, the Executive should then apply in writing to the Board and the Board will endeavour to propose a solution within 14 days.

Discipline - the Company expects the highest standards of performance and conduct from the members of its Board of Directors.  There are no specific disciplinary rules applicable to the Executive’s employment.

SIGNATORIES

SIGNED by	)
on behalf of CYCLACEL GROUP PLC	) /s/ John Banham
in the presence of: /s/ Melissa Corbin	)

SIGNED by SPIRO ROMBOTIS	)
in the presence of: /s/ Paul McBarron	) /s/ S. Rombotis

®	Cyclacel Group plc

Spiro Rombotis

2 Waterford House

100 Kensington Park Road

London

W11 2PJ

1 July, 2004

Dear Mr Rombotis,

This letter is to confirm that on achievement by Cyclacel Group plc(the Company) of a listing on the London Stock Exchange or similar major stock market you shall be entitled to a bonus payment of £100,000 (one hundred thousand pounds).

This bonus will be payable by the Company within 30 days of the first day of dealings in respect of the listing.

To be eligible for this bonus, you must be employed by the Company and not under notice on the date that the bonus is payable.

Yours sincerely,

/s/ John Banham

Sir John Banham

For and on behalf of Cyclacel Group plc

I have read and agree to the terms of the bonus payment as set out in this letter.

/s/ Spiro Rombotis	1 July, 2004

Signed: Spiro Rombotis	Date

Cyclacel Group plc, Dundee Technopole, James Lindsay Place, Dundee DD1 5JJ   Tel: (01382) 206062   Fax: (01382) 206067

Registered Office: 6-8 Underwood Street, London N1 7JQ  No: 5090795